UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2017 (March 29, 2017)

QUANTUM MATERIALS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52956	20-8195578
(state or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

3055 Hunter Road
San Marcos, TX	78666
(address of principal executive offices)	(zip code)

512-245-6646
(registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Agreement

Loans to Quantum Materials Corp.

On March 29, 2017, Quantum Materials Corp. issued a promissory note in the amount of $169,500 to SBI Investment LLC, 2014-1 (“SBI”) and a second promissory note in the amount of $395,500 to L2 Capital, LLC (“L2 Capital”). The maturity date of these notes is six months from the funding date of each tranche. The Company received an aggregate of $300,000 of loan proceeds, before deduction of legal fees of $15,000 from the first two tranches and expects to receive an additional $200,000 from the third tranche shortly after stockholders approve an increase in the authorized number of shares of common stock to 750,000,000 shares at its stockholder meeting which is currently scheduled for May 1, 2017. These loans bear guaranteed interest at 6% per annum and may not be prepaid, except by paying a prepayment penalty on principal and accrued interest. The notes are not convertible unless there is an Event of Default as defined in the notes.

Equity Purchase Agreement

On March 29, 2017, the Company entered into an equity purchase agreement (“Eloc”) with SBI and L2 Capital to purchase from them up to $5,000,000 of the Company’s common stock. Pursuant to the terms of the equity agreement, for a period of up to four years, SBI and L2 Capital are committed to purchase at the election of the Company, assuming an effective registration statement, and upon delivery by the Company of a put notice to Put Shares (as defined in the Eloc) (i) in a minimum amount of not less than $25,000 and (ii) in a maximum amount up to the lesser of (a) $250,000 or (b) 150% of the average daily trading value; provided such minimum amount of Put Shares may be decreased and such maximum amount of Put Shares may be increased, subject to the Company’s approval. Unless otherwise agreed to in writing by SBI and L2 Capital, the amount in the Put Notice shall be allocated pro rata among the participating investors based upon the Maximum Commitment Amount as defined in the Eloc. The purchase price of the Put Shares shall mean 80% of the market price (i.e. the lowest closing bid price for any trading day during the Valuation Period as defined in the Eloc). If 80% of the lowest closing bid price on the OTCQB for any trading day during the respective Valuation Period (as defined in Eloc) is less than the Company minimum price of $.12 per share, then SBI and/or L2 Capital may elect to purchase all or none of the Put Shares at the Company minimum price.

As further consideration for SBI and L2 Capital entering into the Eloc, the Company agreed to pay SBI and L2 Capital $63,000 and $147,000, respectively, in promissory notes. These promissory notes bear interest at 8% per annum and have a maturity date of nine months from the date of issuance. These notes are not convertible unless there is an Event of Default as defined in the notes.

Common Stock Purchase Warrants

In connection with the loan transactions, the Company is required to issue warrants to each lender. In connection with the first tranche, the Company issued to SBI warrants to purchase 253,525 shares and the Company issued to L2 Capital warrants to purchase 760,576 shares. At each closing after the first tranche, the Company will issue to each of SBI and L2 Capital warrants to purchase 50% of the total amount of each tranche funded plus the applicable original issue discount, divided by the lesser of (i) the closing bid of the common stock on March 29, 2017 and (ii) the closing bid price of the common stock on the funding date of each respective tranche.

Registration Rights Agreement

On March 29, 2016, the Company entered into a registration rights agreement with SBI and L2 Capital. Pursuant to said agreement, the Company is required to file a registration statement with the Securities and Exchange Commission to register the shares of common stock under the Eloc and all shares of common stock underlying the notes and warrants issued to SBI and L2 Capital in connection with the Eloc and loan transactions described above.

Trading Agreement

Exhibit 10.9 filed herewith contains a trading agreement entered into between SBI and L2 Capital. In accordance with the terms of the trading agreement, all shares purchased from the Company pursuant to the aforementioned parties agreements with the Company will be held by a designated brokerage firm and the proceeds of sale will be paid 70% to L2 Capital and 30% to SBI.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above for a description of certain promissory notes issued by the Company.

Item 3.02	Unregistered Sales of Equity Securities

The Company is relying from the exemption of registration requirements of the Securities Act of 1933, as amended, for the private placement of our securities under the transactions described in Item 1.01 above pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Securities Act. The transactions did not involve a public offering, each of SBI and L2 Capital is an accredited investor and each investor has access to information about the Company and its investment.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description

10.1	Form of Equity Purchase Agreement (Eloc).*
10.2	Registration Rights Agreement. *
10.3	Form of $147,000 promissory note issued to L2 Capital as a fee in connection with the Eloc.*
10.4	Form of $63,000 promissory note issued to SBI as a fee in connection with the Eloc. *
10.5	Form of Securities Purchase Agreement pertaining to $395,500 loan by L2 Capital.*
10.6	Form of Securities Purchase Agreement pertaining to $169,500 loan by SBI.*
10.7	Form of $395,500 promissory note issued to L2 Capital in connection with Exhibit 10.5.*
10.8	Form of $169,500 promissory note issued to SBI in connection with Exhibit 10.6*
10.9	Trading Agreement dated as of March 31, 2017 by and between L2 Capital LLC and SBI Investments
LLC, 2014-1

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM MATERIALS CORP.

Dated: April 4, 2017	/s/ Stephen Squires
STEPHEN SQUIRES, CEO